INFORMATION STATEMENT

                       For Annual Meeting of Shareholders
                           To Be Held December 6, 2002


     This statement is furnished in connection with matters to be voted at the Special Meeting of Shareholders of Lincoln International Corporation ( the "Company") to be held at 10:30 a.m. on December 6, 2002 at the Company's offices at 2300 Greene Way, Suite 201, Louisville, Kentucky and at any and all adjournments thereof with respect to the matters referred to in the accompanying notice.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

                        VOTING SECURITIES AND RECORD DATE

     The No Par Common Stock is the only outstanding class of securities. Holders of record at the close of business on October 31, 2002 are entitled to notice of this Special Meeting and to vote at the meeting or any adjournment thereof. At the close of business on October 31, 2002 there were 8,787 shares of said No Par Common Stock issued, outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof on the record date to one vote at the meeting.

                        QUORUM AND PRINCIPAL SHAREHOLDERS

     The presence, in person or by proxy, of the holders of a majority of the total of the outstanding shares ( 4,394) is necessary to constitute a quorum at the Annual Meeting. Approval of all matters specified in the Notice of Annual Meeting (or any other business properly coming before the meeting) will require the affirmative vote of a majority of the share present at the meeting.

     The following table sets forth, as of September 21, 2002, the number of shares of the Company's voting securities beneficially owned by directors, by all beneficial owners of more than 5% of said voting securities, and by all directors of the Company as a group:

                                     SHARES BENEFICIALLY OWNED      PERCENTAGE

Thurman L. ("Lee") Sisney                    2,906                     33.1
President, Director

Richard Jay Frockt                           1,208 (1)                 13.7
Chairman of the Board, Director

Russell R. Roth                                165                      1.9
Treasurer, Director

Janet Clark Frockt                           1,207 (1)                 13.7
Director

All above as a Group                         5,486                     62.4

(1) Richard Frockt, a Director of the Company, is the beneficiary of a tax-deferred annuity, which, in turn, is the owner of all the outstanding capital stock of Salina Investment LTD, the record holder of 1,208 shares. In addition, Janet Clark Frockt, the wife of Richard Frockt and a Director of the Company, is the beneficiary of tax-deferred annuity, which is the owner of Pyramid Securities LTD, the record holder of 1,207 shares. Mr. Frockt disclaims any beneficial interest in the shares to which Mrs. Frockt is beneficiary. Mrs. Frockt disclaims any beneficial interest in the shares to which Mr. Frockt is beneficiary. Further, the Ryan Jeffrey Frockt Trust, Sheldon Gilman, Trustee, is the owner of 600 shares of Lincoln
     International Corporation stock. Ryan Jeffrey Frockt is the legally emancipated son of Richard Jay Frockt and Janet Clark Frockt, both of whom disclaim any beneficial interest in the shares to which Ryan Jeffrey Frockt is beneficiary.


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BUSINESS HISTORY OF DIRECTORS

Thurman L. ("Lee") Sisney--Mr. Sisney is President of Lincoln International Corporation. He has a masters degree in Business Administration and a law degree from the University of Louisville and has been in private practice since 1980. Mr. Sisney has served as general counsel to the Finance and Administration Cabinet as well as counsel and legislative liaison to the governor of Kentucky. He has also served as general counsel and Deputy Commissioner of the Department of Agriculture. Mr. Sisney has been President of the Company since October 1994.

Richard Jay Frockt--Mr. Frockt is Chairman of the Board and Corporate Secretary of Lincoln International Corporation. Mr. Frockt has a B.S. in History from Western Kentucky University and a juris doctorate from the University of Louisville Law School. He was a capital partner with the law firm of Barnett and Alagia in Louisville until 1986, when he became the Chief Operating Officer of TMC Communications, a regional long distance telephone company in Santa Barbara, California. Mr. Frockt founded WCT Communications, Inc. in 1989. He served as Chairman of the Board and Chief Executive Officer of that company until 1995.

Russell R. Roth--Mr. Roth is Treasurer of the Company. Mr. Roth earned a B.S. in Economics from the University of Kansas and an MBA in Finance from the University of Michigan. He has served as Chief Financial Officer of Cessna Aircraft Company, which merged into General Dynamics Corporation in 1986. He then became Chief Financial Officer of Sotheby Holdings, Inc., an art auction company with headquarters in New York City. Mr. Roth founded Las Vegas Investment Report in 1993. This publication reported on and analyzed the gaming industry and was closed in 1999. Mr. Roth is currently President of Las Vegas Gaming, Inc., a gaming supply company.

Janet Clark Frockt--Mrs. Frockt has a B.A. in Dramatic Arts from the University of California at Santa Barbara. She has performed with the Wand'ring Minstrels Theatrical Group and Theatre A La Carte in Louisville, Kentucky. Mrs. Frockt is also the author, Assistant Director and Producer of the film "Dominant Positions", an original screenplay filmed for PBS.

The directors received no compensation for meetings. The travel expenses for 2001-2002 were $2,003. Thurman (Lee) Sisney received salary of $24,000 during the year ended July 31, 2002 as President of Lincoln International Corporation.

                               RECENT DEVELOPMENT

Brian McDonald, who served as Corporate Secretary of Lincoln International Corporation and Chief Executive Officer of Accounting USA, resigned to pursue other opportunities. Mr. McDonald formed Accounting Outsource Solutions, LLC to provide out-sourced accounting services to small businesses. In January 1999, Mr. McDonald and Lincoln International co-founded Accounting USA to continue and expand this business. The remaining members of the management team associated with Accounting USA activities, including the Operations Manager, the Director of Information Technology and the Director of Client Relations, will continue with the Company. The impact of the departure of Mr. McDonald on the future business prospects relative to these outsourced services to small and medium-sized businesses cannot be readily assessed. It is believed by Management that the remaining members of the management team can maintain the business already in place; and it is Management's intent to recruit someone to head the team who can continue to expand the client base. It should be noted, however, that Lincoln has no agreements in place to place restrictions on Mr. McDonald's future activities should he decide to join or form a competitor for outsourced accounting services. Mr. McDonald remains a shareholder in Lincoln International.

                            MATTERS TO BE ACTED UPON

ELECTION OF DIRECTORS

     The above four (4) directors (Thurman L. Sisney, Richard Jay Frockt, Janet Clark Frockt and Russell R. Roth) are proposed as directors to serve until the Annual Meeting in 2003 and until any successors are elected and qualified.

APPROVAL OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     It is recommended by the Board of Directors that Potter & Company, LLP be engaged as the Company's certified public accountant for the next fiscal year.

APPROVAL OF PROPOSAL TO REVERSE SPLIT THE COMMON STOCK

     On August 29, 2002 the Board of Directors voted to recommend to the shareholders that the Company's No Par Common Stock be reverse split such that 3 of the existing ("old") shares would be converted into l share ("new"). Part of the proposed reverse split plan approved by the Board was the provision that those holders of ONLY fractional shares (who would be issued scrip representing their fractional interest, but would no longer be Lincoln shareholders) as a result of the reverse split could elect to either receive the fair value per share for any old shares represented by scrip or pay the same fair value per share to Lincoln to acquire a right to acquire a fractional interest in a new share that when combined with the scrip would allow the stockholder to obtain a whole new share as illustrated by the following:

Shareholder A has one share of the present Common Stock. He may elect to either surrender the scrip and receive $120 upon the surrender to the Company, or signify his intent to exercise his right to acquire from the Company a right to a two-third fractional interest in a new share for $240 (This fractional interest when combined with his scrip which represents a one-third fractional interest in a new share would entitle him to receive one whole new share).

Shareholder B has two shares of the present Common Stock. He may elect to either surrender the scrip and receive $240 upon the surrender to the Company, or signify his intent to exercise his right to acquire from the Company a right to a one-third fractional interest in a new share for $120 (This fractional interest when combined with his scrip which represents a two-third fractional interest in a new share would entitle him to receive one whole new share).

This provision of the Reverse Split plan approved by the Board of Directors is not intended as a capital raising provision, but rather as an accommodation to existing shareholders who wish to remain Lincoln International Corporation stockholders. Therefore, the election will only be available to shareholders who presently have only one or two shares. A copy of the Resolution is appended to this Information Statement.

Of course shareholders may acquire scrip from other shareholders. All scrip issued to shareholders as a result of the reverse split must be acted upon within 60 days by either being combined with other scrip or a right sufficient to receive a new share or submitted to the Company for redemption at the fair market price of $120 per old share represented by the scrip. After 60 days the scrip becomes void.

PURPOSE OF THE REVERSE SPLIT

It is the intent of the proposed reverse split to bring the number of shareholders below 300 so that the Company will be eligible for an election to "Go Private" and no longer be obligated to file reports with the Securities and Exchange Commission. These reporting requirements are designed to protect investors by providing both substantive safeguards and by making a substantial amount of information about the Company available to investors. If the Company were to achieve its goal and make the election, whatever market currently exists for the stock would be adversely affected, making the stock very illiquid. Shareholders should keep this in mind both when voting on the proposal. This should also be kept in mind when deciding to remain a shareholder if only one or two shares of Common Stock are presently owned.

BY ORDER OF THE BOARD OF DIRECTORS




/s/ RICHARD FROCKT
__________________________
Richard Frockt, Secretary

August 29, 2002